PRESS RELEASE

UNITED COMMUNITY BANCORP
ANNOUNCES CASH DIVIDEND

Lawrenceburg, Ind., January 28, 2010 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on or about February 26, 2010 to stockholders of record as of the close of business on February 8, 2010.

United Community MHC, the Company’s mutual holding company parent, will waive receipt of the dividend.

United Community Bancorp is the parent company of United Community Bank.  United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and five branch offices in Dearborn County, Indiana.

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822